Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular dated May 23, 2018, which is part of the Regulation A Offering Statement on Form 1-A/A expected to be filed with the Securities and Exchange Commission on or about May 23, 2018, of our report dated April 25, 2018, related to the financial statements of iConsumer Corp. for the years ended 2017 and 2016, which contains an emphasis of a matter paragraph on going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota

May 22, 2018